Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-228179-02 on Form S-3 of our report dated March 2, 2020, relating to the consolidated financial statements and financial statement schedule of Evergy Kansas Central, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Evergy Kansas Central, Inc. for the year ended December 31, 2019.

Kansas City, Missouri
March 2, 2020